Exhibit 99.1

A Global Vision with Midwestern Values

FOR IMMEDIATE RELEASE:

MARK OLIVER ELECTED CHAIRMAN OF MIDWEST HOLDING INC.

Lincoln, Nebraska, December 15, 2015:

Midwest Holding Inc. a Lincoln, Nebraska based financial services holding company, announced today that Mark A. Oliver has been elected Chairman of the Board, effective December 15, 2015. Oliver succeeds Rick D. Meyer, who retired, effective October 1. Oliver, 57, has been with Midwest since 2009 and has served as its CEO for the past three years. He will continue to serve as CEO. Oliver's career spans more than 35 years in the life insurance industry. He spent 24 years with Citizens, Inc. (NYSE: CIA) in various capacities, the last 10 as President before leaving in 2007.

Two new members were also appointed to the Company's Board of Directors:

John T. Hompe, Managing Partner and co-founder of J.P. Charter Oak Advisors llc, a private investment firm focused on the financial services industry. Mr. Hompe has worked in the financial services sector for more than 30 years. He serves as an observer on the Board of Directors of International Planning Group, Ltd., an international life insurance broker, and Preparis, Inc., a provider of business continuity services. He has held numerous board positions with insurance companies during his career.

Scott Morrison, Managing Partner with the Oaks, Hartline and Daly law firm in Austin, Texas. Mr. Morrison is Board Certified in Estate Planning and Probate. He practices estate administration and planning, probate and general business law. He has been named a "Texas Rising Star" by Law and Politics Media, Inc. and Texas Monthly magazine.

These individuals replace Rick Meyer who retired from Midwest in October, 2015, and Les Meyer who resigned from the Board in December, 2015.

In addition the Board changes, several individuals were appointed to key officer positions:

Joel Mathis was appointed Senior Vice President, Investor Relations. Mr. Mathis has more than 40 years experience in investor relations and life insurance management. He has worked as a consultant for numerous public companies during his career.

Debra Havranek, CPA, was appointed Vice President, Financial Reporting. Ms. Havranek joined Midwest in 2014. She has an extensive background in accounting management and financial reporting. Previously she served as Manager, Financial Reporting of Midwest.

Todd Boeve was appointed Vice President, Chief Operating Officer and Corporate Secretary. Mr. Boeve joined Midwest in 2010 and has served as Corporate Secretary of Midwest for the past two years.

"We are extremely fortunate to be able to add the strength and background of the individuals who have joined our Board," said Oliver. "Each brings unique perspective and significant insurance expertise. Additionally, it is exciting to see the promotions within the organization, each of which is richly deserved."

Midwest Holding is a financial services holding company headquartered in Lincoln, Nebraska. Its long-term growth plan centers around the sale of ordinary whole-life insurance to residents in small communities in middle-America; and the acquisition of other U.S. life insurers.

For further information contact:

Joel Mathis, Sr. Vice President
214-505-6497
jmathis@midwestholding.com